Exhibit 10(b)

                          DEFERRED COMPENSATION PLAN
                   FOR DIRECTORS OF THE QUAKER OATS COMPANY
          (As Amended and Restated Effective as of November 1, 1996)

1.   PURPOSE

     The purpose of this Plan is to offer non-employee members of the Board of Directors ("Directors") the opportunity to defer receipt of their directors' compensation, under terms advantageous to both the Director and The Quaker Oats Company ("Company"), until termination of the Director's service with the Company.

2.   DEFINITIONS

     a. "Beneficiary" shall mean the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant, or, in the absence of any such designation or in the event that such designated person or persons shall predecease such Participant, the Participant's estate.

     b. "Cash Unit" shall mean a Deferred Amount and any interest carried over the deferral period and which shall be credited with interest as set forth in Section 4, during the period of deferral.

     c. "Common Stock Unit" shall mean a Deferred Amount which is converted into a unit for purposes of this Plan by dividing a dollar amount by the Fair Market Value of a share of the Company's common stock.

     d. "Compensation" shall mean payments which the Director receives from the Company for services as a member of its Board of Directors. Such payments may include directors' fees, retainers, meeting fees, fees for chairing committees or undertaking special projects directed by the Board of Directors, but shall exclude direct reimbursement of expenses.

     e. "Deferred Amount" shall mean an amount of Compensation deferred under this Plan and carried during the deferral period as either Common Stock Units or Cash Units.

     f. "Dividend Equivalent" shall mean an amount equal to the cash dividend paid on a share of the Company's common stock credited to a Common Stock Unit as if such a Unit were an actual share of common stock issued and outstanding.

     g. "Fair Market Value" shall mean the average of the closing prices of a share of the Company's common stock as reported by the New York Stock Exchange - Composite Transactions Reporting System for the ten business days commencing on the third and ending on the twelfth business day following the release of quarterly and annual summary statements of the Company's sales and earnings.

     h. "Termination of Service" shall mean the termination (by death, retirement or otherwise) of a Participant's service as a Director of the Company.

3.   DEFERRAL OF COMPENSATION

     Each Director may elect to have all or a portion of his Compensation for any calendar year, commencing with the calendar year beginning January 1, 1997, deferred under this Plan. Such election shall be executed in writing by the Director, prior to the start of the calendar year during which such Compensation is earned, on a form prescribed by the Secretary of the Company. An election, once made, shall be irrevocable for the next calendar year, and it shall continue in effect for subsequent calendar years until changed prospectively by the Participant. The election may specify that the Participant desires to have all or a specified percentage of his Compensation for the year deferred under the Plan. Any election for deferral shall specify that the Participant desires to have such Deferred Amounts carried as Common Stock Units, or Cash Units, or a combination, during the period of deferral.

4.   TREATMENT OF DEFERRED AMOUNTS

     The Company shall establish on its books the necessary account to accurately reflect the Company's liability to each Director who has deferred Compensation under this Plan. To this account shall be credited Deferred Amounts, Dividend Equivalents on Common Stock, and interest on Cash Units. Payments to the Participant following Termination of Service shall be debited to the account. Rights and interests under this Plan may not be assigned.

     a. Cash Units. A Participant who has elected to defer Compensation in Cash Units shall have the amount of such Compensation credited to his account on the same date that it would otherwise be payable to him. Deferred Amounts carried as Cash Units shall earn interest from the date of credit to the date of payment. At the end of each month, interest at the new issue 10-year "A" rated industrial bond rate quoted by Salomon Brothers in its Bond Market Roundup, or by such other recognized source as the Secretary of the Company may designate, for the week in which the preceding month ends shall be credited to the cash units accrued in each account.

     b. Common Stock Units. A Participant who has elected to defer Compensation in Common Stock Units shall have the amount of such Compensation credited to his account on the same date that it would otherwise be payable to him. Such Deferred Amount shall be converted into a whole number of Common Stock Units once a fiscal quarter (during the last month thereof) by dividing the Deferred Amount by the Fair Market Value of the Company's common stock, as defined in
          Section 2g. No fractional Common Stock Units shall be credited, but such amounts shall be carried forward to the next quarter without interest. If Common Stock Units exist in a Participant's account on a dividend declaration date for the Company's common stock, Dividend Equivalents shall be credited to the Participant's account on the following dividend payment date. Such amounts shall be carried forward without interest until the next quarterly date when they may be converted into Common Stock Units.

          In the event of any change in the outstanding shares of the Company's common stock by reason of any stock split or dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, the Secretary of the Company shall make such equitable adjustments, if any, by reason of any such change, deemed appropriate in the number of Common Stock Units credited to each Participant's account.

     c. Transfers Between Accounts. Participants may transfer Deferred Amounts within their account from one investment medium (e.g., Cash Units) into the other (e.g., Common Stock Units) upon application to the Secretary of the Company and approval by the Company's legal advisors. Such transfers normally shall be made during the ten business days commencing on the third and ending on the twelfth business day following the release of quarterly and annual summary statements of the Company's sales and earnings.

5.   PAYMENT OF DEFERRED AMOUNTS

     At the time a Director first elects to defer Compensation under this Plan, the Participant shall irrevocably specify, on a form prescribed by the Secretary of the Company, the number of annual installments (not exceeding
     15) that the Participant desires to receive payment of the Deferred Amount. Payments shall be made in the manner elected by the Participant, commencing as of the January 1 immediately following the Participant's Termination of Service, except as provided in Section 6 below. A Beneficiary shall also be designated on such form; and such Beneficiary may be changed by the Participant at anytime. If no effective election has been made at the time of Termination of Service, payment of the entire Deferred Amount shall be made to a Participant (or a Beneficiary, if the Participant shall have died) on the January 1 immediately following the Participant's Termination of Service. Regardless of when Termination of Service occurs, however, no payment of a Deferred Amount may commence until the Participant has attained age 55.

     All payments of Deferred Amounts under this Plan shall be made in cash out of the general assets of the Company. The payment value of each Common Stock Unit shall be the Fair Market Value just prior to the payment date. The amount of each annual installment payment to a Participant shall be determined by dividing the Cash Units and/or Common Stock Units in the Participant's account by the number of installments remaining to be paid, and, in the case of Common Stock Units, multiplying the result by the payment value.

     As of the date on which the last payment with respect to Common Stock Units is to be made to any director or his beneficiary under this Section 5, the Company shall pay the director or beneficiary (a) the net amount of any Dividend Equivalents carried over to the year in accordance with
     Section 4b; and (b) the amount which would be determined in accordance with Section 4b, for any dividend payment date following the actual last transfer date, if such transfer follows the record date relating to such dividend payment date.

6.   ACCELERATION OF PAYMENTS

     The Compensation Committee of the Board of Directors (the "Compensation Committee" and the "Board") is empowered to accelerate the payment of Deferred Amounts to a Participant or to all Participants or to a Beneficiary, whether before or after the Participant's Termination of Service, for reasons of individual hardship, death, changes in the tax laws or accounting principles, or other reasons which negate or diminish the continued value of Deferred Amounts to Participants or to the Company; provided however that following a Change in Control, as defined in Section 7, such acceleration may be carried our for any reason deemed appropriate by the Compensation Committee.

7.   CHANGE IN CONTROL

     A "Change in Control" shall be deemed to have occurred if:

     (a) any "Person," which shall mean a "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that this paragraph
          (a) shall not apply to any Person who becomes such a beneficial owner of such Company securities pursuant to an agreement with the Company approved by the Board, entered into before such Person has become such a beneficial owner of Company securities representing 5% or more of the combined voting power of the Company's then outstanding voting securities;

     (b) during any period of 24 consecutive months (not including any period prior to November 13, 1996), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with he Company to effect a transaction described in paragraph (a),
          (c)(2) or (d) of this Section) whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of the period cease for any reason to constitute at least a majority thereof;

     (c) the stockholders of the Company approve (1) a plan of complete liquidation of the Company or (2) the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in subparagraphs (d)(1) or (d)(2); or

     (d) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than:

          (1) such a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting securities immediately after such merger or consolidation; or

          (2) such a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

     In this paragraph (d), "surviving entity" shall mean only an entity in which all of the Company's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation, and the phrase "director of the Company who were directors immediately prior thereto" shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger on consolidation, or who were new directors (other than any director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c)(2), (d)(1) or (d)(2) of this Section) whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of such period.

8.   AMENDMENT OR TERMINATION

     The  Board or the Executive Committee may amend or terminate this Plan  at
     any  time.   No amendment or termination shall adversely affect  any  then existing Deferred Amounts or rights under this Plan.

IN WITNESS WHEREOF, this Plan, as stated, is effective as of November 1, 1996, and is executed by a duly authorized officer of the Company.


                                      THE QUAKER OATS COMPANY


March 5, 1997                         By: /s/Douglas J. Ralston
                                     Its: Senior Vice President